Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-181712, No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, No. 333-73443 and No. 333-225436) on Form S-8 of Heidrick & Struggles International, Inc. of our reports dated February 24, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Heidrick & Struggles International, Inc., appearing in this Annual Report on Form 10-K of Heidrick & Struggles International, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Chicago, Illinois
February 24, 2020